Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Announces Filing of S-3 Shelf Registration Statement

Warren, MI – March 1, 2010 — Universal Truckload Services, Inc. (NASDAQ: UACL) announced today that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) to offer to the public from time to time in one or more offerings shares of its common stock, preferred stock, rights and warrants up to a total aggregate offering amount of $100,000,000. The securities will be offered at prices and on terms to be determined at the time of any such offering.

In addition, under the shelf registration, if and when declared effective by the SEC, our Chairman, Matthew T. Moroun, and one of our directors, Manuel J. Moroun, who together are controlling stockholders of the Company, may offer for resale to the public from time to time in one or more offerings up to 6,082,726 secondary shares of the Company’s common stock owned by them at prices and on terms to be determined at the time of any such offering. Matthew T. Moroun is the son of Manuel J. Moroun.

Neither the Company nor either of the Morouns has any present intention to offer any of the securities.

The registration statement on Form S-3 has not yet been declared effective by the SEC. The securities may not be sold and offers to buy may not be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Universal:

Universal Truckload Services, Inc. is primarily an asset light provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.